SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2005

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Item 8.01.	Other Events

Scotia LLC Situation

The timber harvest levels and cash flows of Registrant's indirect wholly owned subsidiary, Scotia Pacific Company LLC ("Scotia LLC"), have been materially adversely affected by regulatory, environmental and other factors. These problems have been exacerbated by ongoing delays in regulatory approvals of Scotia LLC's timber harvest plans ("THPs"), as well as harvest limitations and other restrictions imposed by the California North Coast Regional Water Quality Control Board ("North Coast Water Board") and a stay order issued by a hearing officer for the California State Water Board ("State Water Board"). As a consequence, Scotia LLC's current estimates indicate that its cash flows from operations, together with its line of credit and other available funds, will likely be inadequate to pay all of the $27.9 million of interest due on the July 20, 2005 payment date for the Timber Collateralized Notes ("Timber Notes") of Scotia LLC ($25.9 million net of interest relating to Timber Notes held by Scotia LLC). Failure to pay this interest in full would result in an event of default under the Indenture governing the Timber Notes ("Indenture").

In response to these problems and this impending liquidity crisis, Scotia LLC has, as previously disclosed: continued efforts to obtain additional THP approvals and relief from the North Coast Water Board, the State Water Board and other regulatory authorities; engaged UBS Securities LLC as its financial advisor; and agreed to pay expenses of financial and legal advisors engaged on behalf of holders of Timber Notes ("Note Holder Advisors") in order, among other things, to facilitate efforts to restructure the Timber Notes. Scotia LLC and UBS have conducted extensive reviews and analyses of Scotia LLC's assets, operations and prospects. As a result of these efforts, Scotia LLC's management has concluded that, in the absence of significant regulatory relief and, Scotia LLC's timber harvest levels and cash flows from operations will in future years be substantially below both historical levels and the minimum levels necessary in order to allow Scotia LLC to satisfy its debt service obligations in respect of the Timber Notes. Scotia LLC's management has also concluded that Scotia LLC's cost structure will be required to be reduced in line with these anticipated reductions in harvest levels and cash flows.

Scotia LLC and its financial and legal advisors are scheduled to begin providing confidential information to the Note Holder Advisors and to begin confidential meetings with the Note Holder Advisors on June 14, 2005. Registrant and Scotia LLC do not intend to disclose the contents of such confidential information or to comment on the progress, if any, of such confidential discussions. There can be no assurance whatever that an agreement will be reached regarding a restructuring of the Timber Notes.

In addition to pursuing a restructuring of the Timber Notes, Scotia LLC is exploring other courses of action that could provide the additional liquidity needed to make the July 20 interest payment. There can be no assurance that these efforts will be successful. In the event of a default under the Indenture, Scotia LLC could be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the Bankruptcy Code.

Gaming Legislation

Registrant had previously announced that the Texas Legislature was considering enhancing state revenues through additional forms of gaming such as video lottery terminals at existing horse and dog racing tracks. The Texas Legislature has adjourned without enacting any such legislation. The next regular session of the Texas Legislature will begin in January of 2007. Although it is possible that a special legislative session would be held prior to such date, there is no assurance that a special legislative session will occur or that additional forms of gaming would be considered during any such legislative session.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 13, 2005	MAXXAM INC.
		By:	/s/ Bernard L. Birkel
		Name:	Bernard L. Birkel
		Title:	Secretary & Senior Assistant General Counsel

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